Exhibit 99


       TD Banknorth Inc. Announces Completion of Consent Solicitations


Portland, Maine, July 13, 2007 -- TD Banknorth Inc. (the "Company") announced today the successful completion of its previously announced consent solicitations for amendments (the "Amendments") to the indentures (the "Indentures") relating to (i) the 3.75% Senior Notes Due 2008 (the "Senior Notes") issued by Banknorth Group, Inc., (ii) the 7.65% Junior Subordinated Deferrable Interest Debentures due 2028 issued by HUBCO, Inc., all of which are held by HUBCO Capital Trust II (the "HUBCO Trust") and (iii) the 10.875% Junior Subordinated Deferrable Interest Debentures due 2030 issued by BostonFed Bancorp, all of which are held by BFD Preferred Capital Trust II (the "BFD Trust"). The Company has received the requisite consents from the holders of the Senior Notes, the holders of capital securities issued by the HUBCO Trust and the holders of capital securities issued by the BFD Trust. The Company expects to execute promptly supplemental indentures implementing the Amendments.

The supplemental indentures will amend the reporting covenants in the Indentures to provide in each case that the Company's reporting requirements under the respective Indentures will be satisfied if The Toronto Dominion Bank, the Company's parent (the "Parent"), files specified reports, documents and information with the Securities and Exchange Commission and provides the same to the Trustees and holders of the notes issued under such Indentures. Upon execution of the Supplemental Indentures, the Company will discontinue filing reports with the Securities and Exchange Commission.

Goldman, Sachs & Co. acted as Solicitation Agent for the consent solicitations and Global Bondholder Services Corporation acted as the Information Agent. Questions regarding the consent solicitations may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-5334 (collect).

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and an indirect wholly-owned subsidiary of TD Bank headquartered in Toronto, Canada. TD Banknorth is one of the 25 largest commercial banking organizations in the United States, with over $40 billion in assets. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. For more information, visit http://www.TDBanknorth.com.

Contact
TD Banknorth Inc.
Jeff Nathanson, 207-761-8517